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                        ADMINISTRATIVE SERVICES AGREEMENT
                       -----------------------------------




         THIS AGREEMENT is made as of April 30, 1992, by and between THE LATIN AMERICA INVESTMENT FUND, INC., a Maryland corporation (the "Fund"), and BEA Associates, a general partnership organized under the laws of the State of New York.

                              W I T N E S S E T H :



         WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain BEA Associates to provide certain administrative and shareholder services, and BEA Associates is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

                  1. APPOINTMENT. The Fund hereby appoints BEA Associates to provide certain administrative and shareholder services to the Fund for the period and on the terms set forth in this Agreement. BEA Associates accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 6 of this Agreement. BEA Associates agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

                  2. SERVICES ON A CONTINUING BASIS. Subject to the supervision and direction of the Board of Directors of the Fund, BEA Associates undertakes to perform the following administrative and shareholder services:

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                           (a) Responding to shareholder inquiries; providing
shareholders, upon their request, with information relating to the shareholders' holdings, the amount and timing of the payment of dividends, the availability of shareholder reports and other matters; acting as liaison between the shareholders and the Fund; and providing stationery and office supplies in connection with the foregoing;

                           (b) Furnishing data processing services, clerical
services, and certain internal executive and administrative services; and providing stationery and office supplies in connection with the foregoing;

                           (c) Furnishing corporate secretarial services,
including assisting in the preparation of materials for Board of Directors meetings; distributing those materials; and preparing minutes of meetings of the Fund's Board of Directors and any Committees thereof and of the Fund's shareholders;

                           (d) Coordinating the preparation of reports to the
Fund's shareholders of record and the Securities and Exchange Commission (the "SEC") including, but not limited to, proxy statements; annual, semi-annual and quarterly reports to Shareholders; annual and semi-annual reports on Form N-SAR; and post-effective amendments to the Fund's Registration Statement on Form N-2 (the "Registration Statement");

                           (e) Preparing and filing any reports or other
documents that may be required by state Blue Sky authorities;

                           (f) Assisting in the preparation of the Fund's tax
returns;

                           (g) Assisting in monitoring and developing compliance
procedures for the Fund which will include, among other matters, procedures for monitoring compliance with the


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Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations; and

                           (h) Acting as liaison between the Fund and the Fund's
independent public accountants, counsel, custodian or custodians, administrator and transfer and dividend-paying agent and registrar, and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

                  In performing all services under this Agreement, BEA Associates shall act in conformity with applicable law, the Fund's Articles of Incorporation and By-Laws, and all amendments thereto, and the investment objective, investment policies and other practices and policies set forth in the Fund's Registration Statement, as such Registration Statement and practices and policies may be amended from time to time.

                  3. BOOKS AND RECORDS. In connection with the services provided under this Agreement, BEA Associates shall maintain books and records of the Fund's reports or filings with its shareholders, the SEC and taxation authorities, and other required reports and documents prepared, filed or distributed on behalf of the Fund.

                  The books and records pertaining to the Fund that are in the possession of BEA Associates shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during BEA Associates' normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BEA Associates to the Fund or the Fund's authorized representative at the Fund's expense.


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                  4. CONFIDENTIALITY. BEA Associates agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential shareholders except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where BEA Associates may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

                  5. RIGHT TO RECEIVE ADVICE.

                     (a) ADVICE OF FUND. If BEA Associates shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund directions or advice.

                     (b) ADVICE OF COUNSEL. If BEA Associates shall be in doubt as to any question of law involved in any action to be taken or omitted by BEA Associates, it may request advice from counsel of its own choosing (who may be counsel for the Fund or BEA Associates, at the option of BEA Associates). The Fund shall be responsible for all legal fees incurred in obtaining such advice.

                     (c) CONFLICTING ADVICE. In case of conflict between directions or advice received by BEA Associates pursuant to subsection (a) of this paragraph and advice received by BEA Associates pursuant to subsection (b) of this paragraph, BEA Associates shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                     (d) PROTECTION OF BEA ASSOCIATES. BEA Associates shall be protected in any action or inaction which it takes in reliance on any directions or advice received pursuant to subsections (a) or (b) of this paragraph which BEA Associates, after receipt of any such directions


                                      -4-
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or advice, in good faith believes to be consistent with such directions or advice. However, nothing in this paragraph shall be construed as imposing upon BEA Associates any obligation (i) to seek such directions or advice or (ii) to act in accordance with such directions or advice when received. Nothing in this subsection shall excuse BEA Associates when an action or omission on the part of BEA Associates constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by BEA Associates of its duties under this Agreement.

                  6. REIMBURSEMENT OF EXPENSES. In consideration of services rendered pursuant to this Agreement, the Fund will reimburse BEA Associates for the direct and allocable costs incurred by BEA Associates on behalf of the Fund, including, but not limited to, salaries and benefits payable to BEA Associates employee(s) who perform services for the Fund, provided, however, that BEA Associates will not be reimbursed for any portion of its costs for office space and equipment or other overhead expenses related to providing services under this Agreement. Allocable costs incurred on behalf of two or more funds for which BEA Associates provide administrative and shareholder services will be apportioned among such funds according to their respective net asset values. Such direct and allocable costs shall not exceed $20,000 per annum. The Fund shall also reimburse BEA Associates for any out-of-pocket expenses, including, but not limited to, postage, telephone and telecommunications charges and duplicating costs incurred on behalf of the Fund in rendering services hereunder. BEA Associates will cause to be prepared and distributed annually to the Board of Directors of the Fund, or more frequently as the Board of Directors may request, an itemized report setting forth the amount of each expense for which BEA Associates was reimbursed by the Fund. BEA Associates will bill the Fund as soon as practicable after the end of each calendar month for the expenses it is entitled to have reimbursed.


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                  7. INDEMNIFICATION. The Fund agrees to indemnify and hold
harmless BEA Associates and its officers, directors, employees, partners and agents from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under federal securities laws and any state and foreign securities and Blue Sky laws, all as in effect from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action or thing which BEA Associates takes or does or omits to take or do pursuant to the terms of this Agreement or otherwise at the request or on the direction of or in reliance on the advice of the Fund, PROVIDED, that neither BEA Associates nor any of its officers, directors, employees, partners or agents shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of BEA Associates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

                  8. RESPONSIBILITY OF BEA ASSOCIATES. BEA Associates shall be under no duty to take any action on behalf of the Fund, except as specifically set forth herein or as may be specifically agreed to by BEA Associates in writing. In the performance of its duties hereunder, BEA Associates shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing services provided for under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, BEA Associates in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any notice or other instrument which conforms to the applicable requirements of this Agreement, and which BEA Associates reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond BEA

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Associates' control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

                  9. DURATION AND TERMINATION. This Agreement shall continue until termination by the Fund or BEA Associates on 60 days' written notice.

                  10. NOTICES. All notices and other communications hereunder (collectively referred to as "Notice" or "Notices" in this Paragraph), shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed (a) if to BEA Associates at BEA Associates' address, 153 E. 53rd Street, 58th Floor, New York New York 10022; (b) if to the Fund, c/o BEA Associates at the same address set forth in clause (a); or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. All postage, cable, telex or facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

                  11. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                  12. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

                  13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  14. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings

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relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                        THE LATIN AMERICA INVESTMENT FUND, INC.


                                                 By: /s/ Michael A. Pignataro
                                                     ---------------------------
                                                     Name: Michael A. Pignataro
                                                     Title:





                                            BEA ASSOCIATES





                                                 By:  signature illegible
                                                     ---------------------------
                                                     Name:
                                                     Title:

                 THE LATIN AMERICA INVESTMENT FUND, INC.

              ADDENDUM NO. 1 TO THE ADMINISTRATION AGREEMENT

This Addendum No. 1, dated as of December 4, 1997, is entered into between The Latin America Investment Fund, Inc., a Maryland corporation (the "Fund"), and Bear Stearns Funds Management Inc., a Delaware corporation ("BSFM - Delaware").

WHEREAS, Bear Stearns Funds Management Inc., a New York corporation ("BSFM - New York"), has been previously appointed as the administrator to the Fund pursuant to a Administration Agreement dated as of August 11, 1995 (the "Agreement");

WHEREAS, the Fund and BSFM - New York desire to have BSFM - Delaware serve as administrator pursuant to the Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. BSFM - Delaware hereby assumes all rights and obligations of BSFM - New York under the Agreement.

         2. Both parties hereby agree that this Addendum No. 1 shall be attached to and made a part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                THE LATIN AMERICA INVESTMENT FUND, INC.

                                By: /s/ MICHAEL PIGNATARO
                                   ----------------------
                                   (Authorized Officer)

                                BEAR STEARNS FUNDS MANAGEMENT INC.,
                                a Delaware corporation


                                By: /s/ FRANK J. MARESCA
                                   --------------------------
                                   Frank J. Maresca
                                   President